SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ATWOOD OCEANICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                   TEXAS                            74-1611874
          (State of Incorporation                (I.R.S. Employer
              or Organization)                Identification Number)

         15835 Park Ten Place Drive
                Houston, Texas                         77084
   (Address of Principal Executive Offices)          (Zip Code)

If this Form relates to the            If this Form relates to the
registration of a class of debt        registration of a class of debt
securities and is effective upon       securities and is to become
filing pursuant to General             effective simultaneously with the
Instruction A(c)(1) please check       effectiveness of a concurrent
the following box. [ ]                 registration statement under the
                                       Securities Act of 1933 pursuant to
                                       General Instruction A(c)(2) please
                                       check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                       Name of Each Exchange on Which
      to be so Registered                       Each Class is to be Registered
      -------------------                       ------------------------------
 Common Stock, $1.00 par value                     New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK, $1.00 PAR VALUE

     The capital stock of Atwood Oceanics, Inc. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's common stock, $1.00 par value per share ("Common Stock"). Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of the Company, out of assets legally available therefore and subject to any dividend obligations of the Company to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in assets available for distribution after payment of all liabilities, including any liquidation preference payable to holders of Preferred Stock of the Company then outstanding.

     The holders of Common Stock have no preemptive rights to subscribe for securities of the Company. Holders of Common Stock are entitled to one vote per share on all matters upon which shareholders have the right to vote; provided, however, that with respect to the election of directors, each shareholder has the right to vote the number of shares of Common Stock registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire.

ITEM 2.     EXHIBITS

     All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    ATWOOD OCEANICS, INC.

Dated:   July 2, 1997               By: /S/ JAMES M. HOLLAND
                                            James M. Holland
                                            Senior Vice President and Secretary